Exhibit 99.1

Friday, July 25, 2014

Company Press Release

Source: Salisbury Bancorp, Inc.

Salisbury Contact: Richard J. Cantele, Jr., President and Chief Executive Officer

860-435-9801 or rcantele@salisburybank.com

FOR IMMEDIATE RELEASE

SALISBURY BANCORP, INC. REPORTS RESULTS FOR SECOND QUARTER 2014; DECLARES 28 CENT DIVIDEND

Lakeville, Conn., July 25, 2014 /GlobeNewswire …..Salisbury Bancorp, Inc. (“Salisbury”) NASDAQ Capital Market: “SAL”, the holding company for Salisbury Bank and Trust Company (the “Bank”), announced results for its second quarter ended June 30, 2014.

During the second quarter of 2014, Salisbury made significant progress in implementing strategic initiatives to enhance its market presence in each of the three states in which it operates:

•	In May 2014, the Bank opened a new branch in Great Barrington, Massachusetts.
•	In June 2014, the Bank closed on the previously announced acquisition of a branch and the related deposits of another bank located in Sharon, Connecticut. Operations of our existing Sharon, Connecticut branch were consolidated into this new location.
•	During the second quarter of 2014, the Bank filed applications with state and federal bank regulators in connection with its previously announced plans to acquire Riverside Bank of Poughkeepsie, New York. Such acquisition is expected to be completed by year-end 2014, following receipt of shareholder and regulatory approvals.

Selected second quarter 2014 highlights

Net income available to common shareholders was $926,000, or $0.54 per common share, for the quarter ended June 30, 2014 (second quarter 2014), versus $505,000, or $0.29 per common share, for the quarter ended March 31, 2014 (first quarter 2014), and $1,103,000, or $0.65 per common share, for the quarter ended June 30, 2013 (second quarter 2013).

•	Earnings per common share of $0.54 increased $0.25, or 86.2%, as compared to $0.29 for the first quarter 2014, and decreased $0.11, or 16.9%, as compared to second quarter 2013.
•	Earnings per common share for the quarter ended June 30, 2014, excluding non-recurring expenses related to strategic initiatives of $83,000, (after tax) or $0.05 per share, would have been $0.59 per share for the quarter.
•	Excluding such non-recurring second quarter expenses of $83,000 and similar first quarter non-recurring expenses of $287,000 (after taxes) substantially related to professional fees which were incurred in conjunction with strategic initiatives during the first and second quarter 2014 respectively (non-GAAP):
◦	Second quarter earnings per common share would have been $0.59, representing an increase of $0.13 versus first quarter 2014, and a decrease of $0.06, versus second quarter 2013.
◦	Second quarter 2014 net income available to common shareholders would have increased $217,000, or 27%, versus an adjusted first quarter 2014 and would have decreased $94,000, or 9%, versus second quarter 2013
◦	Second quarter 2014 non-interest expense would have increased $168,000, or 3%, versus an adjusted first quarter 2014 and would have increased $368,000, or 8%, versus second quarter 2013.

•	The net interest margin increased 2 basis points versus first quarter 2014 and increased 20 basis points versus second quarter 2013.

•	Net loans receivable increased $10.1 million, or 2%, during the second calendar quarter of 2014 to $456.6 million, which reflected an increase of $39.9 million, or 10%, from the end of the second quarter of 2013.
•	Provision for loan losses for the second quarter was $314,000 versus $337,000 for the first quarter 2014 and $240,000 for second quarter 2013. Net loan charge-offs were $106,000, versus $127,000 for first quarter 2014 and $294,000 for second quarter 2013.
•	Tax equivalent net interest and dividend income increased $123,000, or 2.4%, versus first quarter 2014, and increased $285,000, or 5.8%, versus second quarter 2013.

Richard J. Cantele, Jr., President and Chief Executive Officer, stated, “We are pleased to have completed both our Sharon, Connecticut branch acquisition and the opening of our Great Barrington, Massachusetts branch during the second quarter. These initiatives are consistent with our previously announced strategic objectives and reflect our continued focus on the creation of long term value for our shareholders. We are also working to consummate our previously announced proposed acquisition of Riverside Bank, based in Poughkeepsie, New York. We expect to complete this transaction prior to year end following receipt of regulatory and shareholder approvals.”

Net Interest Income

Tax equivalent net interest and dividend income for second quarter 2014 increased $123,000, or 2.4%, versus first quarter 2014, and increased $285,000, or 5.8%, versus second quarter 2013. Average total interest bearing deposits increased $3.6 million as compared with first quarter 2014 and decreased $1.9 million as compared with second quarter 2013. Average earning assets increased $9.1 million as compared with first quarter 2014 and decreased $1.2 million as compared with second quarter 2013. The net interest margin on a tax equivalent basis increased from 3.72% at first quarter 2014 to 3.74% and increased 20 basis points versus second quarter 2013 from 3.54%.

Non-Interest Income

Non-interest income increased $244,000, or 17.0%, versus first quarter 2014 and increased $32,000, or 2.0%, versus second quarter 2013. Trust and Wealth Advisory revenues increased $160,000 versus first quarter 2014 and increased $115,000 versus second quarter 2013. The quarter-over-quarter increase is due to tax preparation fees collected annually in the second quarter and increased estate fees. The year-over-year revenue increase results from growth in managed assets and higher fees collected in second quarter 2014. Service charges and fees increased $84,000 versus first quarter 2014 and $51,000 versus second quarter 2013 due to higher volume of interchange fees and a change in checking service charge fees. Income from sales and servicing of mortgage loans in the second quarter increased by $4,000 as compared to the first quarter 2014 and decreased $118,000 as compared to the second quarter 2013 due to fluctuations in the volume of fixed rate residential mortgage loan sales and mortgage servicing valuations. Mortgage loan sales totaled $1.6 million for second quarter 2014, $0.5 million for first quarter 2014 and $5.1 million for second quarter 2013. Second quarter 2014, first quarter 2014 and second quarter 2013 included amortization on mortgage servicing rights of $86,000, $79,000 and $93,000, respectively. Other income includes income from bank owned life insurance and rental income.

Non-Interest Expense

Non-interest expense for second quarter 2014 decreased $42,000 versus first quarter 2014 and increased $458,000 versus second quarter 2013. Compensation and employee benefits increased $105,000 versus first quarter 2014, and increased $92,000 versus second quarter 2013. The current quarter includes annual incentive payments and one-time expenses related to staffing changes. Premises and equipment increased $28,000 versus first quarter 2014 and increased $118,000 versus second quarter 2013. The year-over-year increase is mainly due to the opening of the Great Barrington, Massachusetts branch, the acquisition and consolidation of the Sharon branch and building repairs. Data processing increased $36,000 versus first quarter 2014 and $68,000 versus second quarter 2013 mainly due to the Sharon, Connecticut branch acquisition. Professional fees decreased $194,000 versus first quarter 2014, and increased $116,000 versus second quarter 2013. First and second quarter 2014 included legal and consulting expenses related to strategic initiatives. Collections and OREO expense decreased $50,000 versus first quarter 2014, and increased $10,000 versus second quarter 2013 due primarily to decreased litigation and OREO expense. Salisbury had $377,000 in foreclosed property at June 30, 2014. FDIC insurance increased $26,000 versus first quarter 2014 and increased $10,000 versus second quarter 2013. Remaining operating expenses increased $7,000 versus first quarter 2014 and increased $44,000 versus second quarter 2013 due primarily to increases in other administrative and operational expenses.

The effective income tax rates for second quarter 2014, first quarter 2014 and second quarter 2013 were 19.9%, 28.0% and 20.2%, respectively.

Loans

Net loans receivable increased $10.1 million during second quarter 2014 to $456.6 million at June 30, 2014, versus $446.5 million at March 31, 2014, and increased $39.9 million versus $416.7 million at June 30, 2013.

Asset Quality

Non-performing assets increased $0.2 million during second quarter 2014 to $8.8 million, or 1.4% of assets, at June 30, 2014, versus $8.5 million, or 1.4% of assets, at March 31, 2014, and decreased $0.9 million versus $9.6 million, or 1.6% of assets, at June 30, 2013.

The $0.2 million increase in non-performing assets in second quarter 2014 resulted primarily from loans aggregating $0.8 million placed on non-accrual status and $0.1 million in tax advances offset in part by $0.6 million in loan repayments and payoffs, and $0.1 million in loan charge-offs.

Total impaired and potential problem loans increased $0.4 million during second quarter 2014 to $25.0 million, or 5.4% of gross loans receivable, at June 30, 2014, versus $24.6 million, or 5.5% of gross loans receivable, at March 31, 2014, and decreased $1.2 million versus $26.2 million, or 6.2% of gross loans receivable, at June 30, 2013.

Accruing loans past due 30-to-89 days decreased $1.7 million during second quarter 2014 to $2.3 million, or 0.50% of gross loans receivable, at June 30, 2014, and compares favorably to the prior quarter total of $4.0 million, or 0.89% of gross loans receivable, at March 31, 2014. Accruing loans past due 30-to-89 days decreased $2.0 million as compared to June 30, 2013.

Provision for loan losses was $314,000 versus $337,000 first quarter 2014 and $240,000 for second quarter 2013. Net loan charge-offs were $106,000, $127,000 and $294,000, for the respective quarters. Reserve coverage, as measured by the ratio of the allowance for loan losses to gross loans, increased slightly to 1.11% at June 30, 2014 versus 1.09% at March 31, 2014 and 1.10% at June 30, 2013.

Salisbury endeavors to work constructively to resolve its non-performing loan issues with customers. Substantially all non-performing loans are collateralized with real estate and the repayment of such loans is largely dependent on the return of such loans to performing status or the liquidation of the underlying real estate collateral.

Capital

Both Salisbury and the Bank’s regulatory capital ratios remain in compliance with regulatory “well capitalized” requirements. At June 30, 2014 Salisbury’s Tier 1 leverage and total risk-based capital ratios were 10.50% and 16.11%, respectively, and the Bank’s Tier 1 leverage and total risk-based capital ratios were 8.74% and 13.53%, respectively, versus regulatory “well capitalized” minimums of 5.00% and 10.00%, respectively.

At June 30, 2014, Salisbury’s assets totaled $621 million. Book value and tangible book value per common share were $34.44 and $28.15, respectively. Tangible book value excludes goodwill and core deposit intangibles.

In August 2011, Salisbury received $16 million of capital from the U.S. Treasury’s Small Business Lending Fund (the “SBLF”) program and repaid the $8.8 million of capital received in 2009 from the U.S. Treasury’s Capital Purchase Program. The SBLF program was established to encourage lending to small businesses by providing Tier 1 capital to qualified community banks with assets of less than $10 billion. To date Salisbury has used this capital to increase its portfolio of qualified small business loans by $42.0 million and to augment its regulatory capital ratios.

Second Quarter 2014 Dividend on Common Shares

The Board of Directors of Salisbury, the holding company for Salisbury Bank and Trust Company, declared a $0.28 per common share quarterly cash dividend at their July 25, 2014 meeting. The dividend will be paid on August 29, 2014 to shareholders of record as of August 8, 2014.

Background

Salisbury Bancorp, Inc. is the parent company of Salisbury Bank and Trust Company; a Connecticut chartered commercial bank serving the communities of northwestern Connecticut and proximate communities in New York and Massachusetts, since 1848 through full service branches in Canaan, Lakeville, Salisbury and Sharon, Connecticut, South Egremont, Sheffield, and Great Barrington, Massachusetts; and Dover Plains and Millerton, New York. The Bank offers a full complement of consumer and business banking products and services as well as trust and wealth advisory services.

Forward-Looking Statements

Statements contained in this news release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management as well as the assumptions and estimates made by management using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions, including among others: changes in market interest rates and general and regional economic conditions; changes in government regulations; changes in accounting principles; and the quality or composition of the loan and investment portfolios and other factors that may be described in Salisbury’s quarterly reports on Form 10-Q and its annual report on Form 10-K, each filed with the Securities and Exchange Commission, which are available at the Securities and Exchange Commission’s internet website (www.sec.gov) and to which reference is hereby made. Therefore, actual future results may differ materially from results discussed in the forward-looking statements.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

In connection with the proposed acquisition of Riverside Bank (“proposed transaction”), Salisbury will file with the SEC a Registration Statement on Form S-4 that will include a proxy statement of Salisbury and Riverside Bank and a prospectus of Salisbury, as well as other relevant documents concerning the proposed transaction. SHAREHOLDERS OF SALISBURY AND RIVERSIDE BANK ARE URGED TO READ CAREFULLY THE REGISTRATION STATEMENT AND JOINT PROXY STATEMENT/PROSPECTUS REGARDING THE PROPOSED TRANSACTION IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE AND ANY OTHER DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and shareholders of Salisbury and Riverside Bank will be able to obtain a free copy of the joint proxy statement/prospectus (when available) containing information about Salisbury and Riverside Bank, as well as other filings containing information about Salisbury, at the SEC’s website at www.sec.gov. The joint proxy statement/prospectus (when available) and the other filings may also be obtained free of charge at Salisbury’s website at www.salisburybank.com.

PARTICIPANTS IN THE SOLICITATION

Salisbury and Riverside Bank and certain of their respective directors, executive officers and other members of management and employees, under the SEC’s rules, may be deemed to be “participants” in the solicitation of proxies from the shareholders of Salisbury and Riverside Bank in connection with the proposed merger and related matters. Information regarding the directors and executive officers of Salisbury and their ownership of Salisbury common stock is set forth in the proxy statement for Salisbury's 2014 annual meeting of shareholders, as filed with the SEC on Schedule 14A on April 9, 2014. Information regarding the directors and executive officers of Riverside Bank and their ownership of Riverside Bank common stock, and additional information regarding the interests of the Salisbury and Riverside Bank participants, may be obtained by reading the joint proxy statement/prospectus when it becomes available. Free copies of this document may be obtained as described in the preceding paragraph.

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

Salisbury Bancorp, Inc. and Subsidiary

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)	June 30, 2014 (unaudited)	December 31, 2013
ASSETS
Cash and due from banks	$8,213	$5,926
Interest bearing demand deposits with other banks	26,695	6,785
Total cash and cash equivalents	34,908	12,711
Interest bearing time deposits with other banks	—	738
Securities
Available-for-sale at fair value	88,456	94,491
Federal Home Loan Bank of Boston stock at cost	4,428	5,340
Loans held-for-sale	—	173
Loans receivable, net (allowance for loan losses: $5,102 and $4,683)	456,627	438,178
Other real estate owned	377	377
Bank premises and equipment, net	13,013	11,611
Goodwill	9,829	9,829
Intangible assets (net of accumulated amortization: $2,085 and $1,967)	946	576
Accrued interest receivable	1,733	1,760
Cash surrender value of life insurance policies	7,641	7,529
Deferred taxes	—	260
Other assets	3,518	3,536
Total Assets	$621,476	$587,109
LIABILITIES and SHAREHOLDERS' EQUITY
Deposits
Demand (non-interest bearing)	$93,768	$84,677
Demand (interest bearing)	83,631	81,932
Money market	125,732	120,550
Savings and other	117,890	107,171
Certificates of deposit	86,340	83,039
Total deposits	507,361	477,369
Repurchase agreements	4,344	2,554
Federal Home Loan Bank of Boston advances	29,619	30,411
Capital lease liability	425	425
Deferred taxes	539	—
Accrued interest and other liabilities	4,188	3,560
Total Liabilities	546,476	514,319
Commitments and contingencies	—	—
Shareholders' Equity
Preferred stock - $.01 per share par value
Authorized: 25,000; Issued: 16,000 (Series B);
Liquidation preference: $1,000 per share	16,000	16,000
Common stock - $.10 per share par value
Authorized: 3,000,000;
Issued: 1,713,281 and 1,710,121	171	171
Unearned compensation-restricted stock awards	(296)	(335)
Paid-in capital	13,764	13,668
Retained earnings	42,712	42,240
Accumulated other comprehensive income , net	2,649	1,046
Total Shareholders' Equity	75,000	72,790
Total Liabilities and Shareholders' Equity	$621,476	$587,109

Salisbury Bancorp, Inc. and Subsidiary

CONSOLIDATED STATEMENTS OF INCOME (unaudited)

Periods ended June 30,	Three months ended		Six months ended
(in thousands, except per share amounts)	2014	2013	2014	2013
Interest and dividend income
Interest and fees on loans	$4,731	$4,470	$9,327	$8,899
Interest on debt securities
Taxable	365	468	745	941
Tax exempt	432	478	878	966
Other interest and dividends	24	18	45	36
Total interest and dividend income	5,552	5,434	10,995	10,842
Interest expense
Deposits	349	488	700	978
Repurchase agreements	1	1	2	2
Capital lease	—	—	18	—
Federal Home Loan Bank of Boston advances	297	312	595	624
Total interest expense	647	801	1,315	1,604
Net interest income	4,905	4,633	9,680	9,238
Provision for loan losses	314	240	651	636
Net interest and dividend income after provision for loan losses	4,591	4,393	9,029	8,602
Non-interest income
Trust and wealth advisory	939	824	1,718	1,549
Service charges and fees	626	575	1,168	1,092
Gains on sales of mortgage loans, net	32	153	43	432
Mortgage servicing, net	11	8	39	34
Other	74	90	152	169
Total non-interest income	1,682	1,650	3,120	3,276
Non-interest expense
Salaries	1,951	1,835	3,795	3,585
Employee benefits	739	763	1,480	1,448
Premises and equipment	701	583	1,374	1,166
Data processing	435	367	834	787
Professional fees	425	309	1,044	689
Collections and OREO	85	75	221	230
FDIC insurance	124	114	221	239
Marketing and community support	127	105	240	228
Amortization of intangibles	63	56	118	111
Other	418	403	851	832
Total non-interest expense	5,068	4,610	10,178	9,315
Income before income taxes	1,205	1,433	1,971	2,563
Income tax provision	239	289	454	476
Net income	$966	$1,144	$1,517	$2,087
Net income available to common shareholders	$926	$1,103	$1,431	$1,985

Basic earnings per common share	$0.54	$0.65	$0.83	$1.18
Diluted earnings per common share	0.54	0.65	0.83	1.18
Common dividends per share	0.28	0.28	0.56	0.56

Salisbury Bancorp, Inc. and Subsidiary

SELECTED CONSOLIDATED FINANCIAL DATA (unaudited)

At or for the three month periods ended
(in thousands, except per share amounts and ratios)	Q2 2014	Q1 2014	Q4 2013	Q3 2013	Q2 2013
Total assets	$621,476	$589,771	$587,109	$589,481	$600,712
Loans receivable, net	456,627	446,518	438,178	420,306	416,729
Total securities	92,884	98,015	99,831	105,156	111,950
Deposits	507,361	477,512	477,369	479,869	492,040
FHLBB advances	29,619	30,017	30,411	30,801	31,187
Shareholders’ equity	75,000	74,001	72,790	71,211	71,489
Wealth assets under management	429,093	439,951	431,793	408,448	402,897
Non-performing loans	8,379	8,149	7,172	9,166	9,204
Non-performing assets	8,757	8,527	7,549	9,737	9,639
Accruing loans past due 30-89 days	2,306	4,021	5,374	5,094	4,271
Net interest and dividend income	4,905	4,775	4,793	4,659	4,633
Net interest and dividend income, tax equivalent	5,227	5,104	5,115	4,967	4,942
Provision for loan losses	314	337	190	240	240
Non-interest income	1,682	1,438	1,571	1,459	1,650
Non-interest expense	5,068	5,110	4,977	4,643	4,610
Income before income taxes	1,205	766	1,197	1,235	1,433
Income tax provision	239	215	214	219	289
Net income	966	551	980	1,016	1,144
Net income available to common shareholders	926	505	940	976	1,103

Per share data
Basic earnings per common share	$0.54	$0.29	$0.55	$0.57	$0.65
Diluted earnings per common share	0.54	0.29	0.55	0.57	0.65
Dividends per common share	0.28	0.28	0.28	0.28	0.28
Book value per common share	34.44	33.90	33.21	32.28	32.45
Tangible book value per common share - Non-GAAP(1)	28.15	27.85	27.12	26.17	26.30

Common shares outstanding at end of period	1,713	1,711	1,710	1,710	1,710
Weighted average common shares outstanding, basic and diluted,
to calculate earnings per share	1,691	1,691	1,691	1,691	1,691

Profitability ratios
Net interest margin (tax equivalent)	3.74%	3.72%	3.71%	3.51%	3.54%
Efficiency ratio(2)	72.35	77.11	71.77	71.22	68.88
Non-interest income to operating revenue	25.54	23.14	24.68	23.85	26.26
Effective income tax rate	19.85	28.02	17.92	17.70	20.19
Return on average assets	0.62	0.35	0.64	0.64	0.74
Return on average common shareholders’ equity	6.32	3.53	6.69	7.05	7.81

Credit quality ratios
Net charge-offs to average loans receivable, gross	0.09%	0.12%	0.15%	0.20%	0.29%
Non-performing loans to loans receivable, gross	1.82	1.81	1.62	2.16	2.19
Accruing loans past due 30-89 days to loans receivable, gross	0.50	0.89	1.22	1.20	1.02
Allowance for loan losses to loans receivable, gross	1.11	1.09	1.06	1.10	1.10
Allowance for loan losses to non-performing loans	60.89	60.05	65.30	50.80	50.32
Non-performing assets to total assets	1.41	1.45	1.29	1.65	1.60

Capital Ratios
Common shareholders' equity to assets	9.49%	9.83%	9.67%	9.37%	9.24%
Tangible common shareholders' equity to assets - Non-GAAP(1)	7.90	8.22	8.04	7.73	7.62
Tier 1 leverage capital	10.50	10.65	10.65	10.28	10.23
Total risk-based capital	16.11	16.42	16.46	16.67	16.48

(1) Refer to schedule labeled “Supplemental Information - Non-GAAP Financial Measures”.

(2) Calculated using SNL’s methodology: Noninterest expense before OREO expense, amortization of intangibles, and goodwill impairments as a percent of net interest income (fully taxable equivalent) and noninterest revenues, excluding gains from securities transactions, nonrecurring pension plan curtailment, litigation expenses and penalty on FHLBB advance prepayment.

Salisbury Bancorp, Inc. and Subsidiary

SUPPLEMENTAL INFORMATION – Non-GAAP Financial Measures (unaudited)

At or for the quarters ended
(in thousands, except per share amounts and ratios)	Q2 2014	Q1 2014	Q4 2013	Q3 2013	Q2 2013
Shareholders' Equity	$75,000	$74,001	$72,790	$71,211	$71,489
Less: Preferred Stock	(16,000)	(16,000)	(16,000)	(16,000)	(16,000)
Common Shareholders' Equity	59,000	58,001	56,790	55,211	55,489
Less: Goodwill	(9,829)	(9,829)	(9,829)	(9,829)	(9,829)
Less: Intangible assets	(946)	(520)	(576)	(631)	(687)
Tangible Common Shareholders' Equity	$48,225	$47,652	$46,385	$44,751	$44,973
Total Assets	$621,476	$589,771	$587,109	$589,481	$600,712
Less: Goodwill	(9,829)	(9,829)	(9,829)	(9,829)	(9,829)
Less: Intangible assets	(946)	(520)	(576)	(631)	(687)
Tangible Total Assets	$610,701	$579,422	$576,704	$579,021	$590,196
Common Shares outstanding	1,713	1,711	1,710	1,710	1,710

Book value per Common Share – GAAP	$34.44	$33.90	$33.21	$32.28	$32.45
Tangible book value per Common Share - Non-GAAP	28.15	27.85	27.12	26.17	26.30

Common Equity to Assets – GAAP	9.49%	9.83%	9.67%	9.37%	9.24%
Tangible Common Equity to Assets – Non-GAAP	7.90	8.22	8.04	7.73	7.62

Non-interest expense	$5,068	$5,110	$4,977	$4,643	$4,610
Less: Amortization of core deposit intangibles	(63)	(56)	(56)	(56)	(56)
Less: Foreclosed property expense	(5)	(10)	(123)	(10)	(14)
Less: Strategic initiatives	(90)	(301)	(233)	—	—
Operating Expenses	$4,910	$4,743	$4,565	$4,577	$4,540
Net interest and dividend income, tax equivalent	$5,227	$5,104	$5,115	$4,967	$4,942
Non-interest income	1,682	1,438	1,571	1,459	1,650
Operating Revenue	$6,909	$6,542	$6,686	$6,426	$6,592
Efficiency Ratio less strategic initiatives	71.07%	72.49%	68.27%	71.22%	68.88%